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                                                              EXHIBIT (h)(21)(c)

                               AGREEMENT ADDENDUM

This Agreement Addendum hereby amends the Agreement between The Dreyfus Corporation ("Dreyfus") and American General Life Insurance Company ("Client") dated August 11, 1998 in the following manner:

1)   The fifth "WHEREAS" clause shall be replaced with the following:

     "WHEREAS, the parties hereto have agreed to arrange separately for the performance of sub-accounting services for those owners of Client's variable life or variable annuity contracts which allocate their investments to sub-accounts that correspond with the Client's purchase of shares of the Dreyfus Funds; and";

2)   Paragraph 1 shall be replaced with the following:

     "Client agrees to perform the administrative services specified in Exhibit A hereto (the "Administrative Services") for the benefit of Client's contract owners ("Client Customers") who allocate their investments to sub-accounts of variable life and/or annuity contracts that correspond with the certain Dreyfus Funds. Client will purchase Dreyfus Fund shares for such sub-accounts of the separate accounts that fund certain variable annuity and/or variable life contracts. The shares will be held in these separate accounts and be referred to as the "Master Account.";

3)   The first sentence of Paragraph 2 shall be deleted;

4)   Paragraph 5 shall be replaced with the following:

     "Client represents and warrants that it will only purchase shares of the Dreyfus Funds for the purpose of funding the sub-accounts of its separate accounts. Client represents and warrants that it will not vote such Dreyfus Fund shares registered in its name or the name of its separate accounts on its own behalf (so long as the SEC requires pass-through voting.) Client further represents that it is not registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the "1934 Act") or any applicable state securities laws nor as a transfer agent under the 1934 Act nor is it required to be so registered to enter into or perform the Administrative Services contemplated under this Agreement."

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IN WITNESS HEREOF, the parties hereto have executed this Addendum to the
Agreement as of November 17, 1999.

AMERICAN GENERAL LIFE INSURANCE COMPANY


By:
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    Authorized Signatory

    ----------------------------------
    Print or Type Name


THE DREYFUS CORPORATION


By:
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    Authorized Signatory

    ----------------------------------
    Print or Type Name

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